Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Annual and Quarterly Operating Results

SAN FRANCISCO, February 21, 2018 — The Federal Home Loan Bank of San Francisco today announced its 2017 operating results. Net income for 2017 was $376 million, compared with net income of $712 million for 2016. Net income for the fourth quarter of 2017 was $67 million, compared with net income of $127 million for the fourth quarter of 2016.

The $336 million decrease in net income for 2017 primarily reflected a $391 million decrease in gains on settlements relating to the Bank's private-label residential mortgage-backed securities (PLRMBS) litigation. The decrease in net income also reflected voluntary charitable contributions of $60 million made by the Bank during 2017 for the Quality Jobs Fund, a donor-advised fund established to support quality job growth and small business expansion, as well as voluntary contributions of $7 million to the Affordable Housing Program (AHP) to offset the impact on the AHP assessment of the expense related to the charitable contributions.

The $60 million decrease in net income for the fourth quarter of 2017 primarily reflected gains on settlements of $59 million (after netting certain legal fees and expenses) in the prior-year period relating to the Bank's PLRMBS litigation. The decrease in net income also reflected a voluntary charitable contribution of $10 million made by the Bank during the fourth quarter of 2017 for the Quality Jobs Fund, as well as a voluntary contribution of $1 million to the AHP to offset the impact on the AHP assessment of the expense related to the charitable contribution.

The $96 million increase in net interest income for 2017 and the $35 million increase in net interest income for the fourth quarter of 2017 relative to the prior-year periods reflected higher average balances of interest-earning assets, combined with higher spreads on those assets, and lower dividends paid on mandatorily redeemable capital stock, which are classified as interest expense.

During 2017, total assets increased $31.5 billion, to $123.4 billion at December 31, 2017, from $91.9 billion at December 31, 2016, primarily reflecting an increase in period end advance balances, which increased to $77.4 billion at December 31, 2017, from $49.8 billion at December 31, 2016. In addition, investments increased $2.6 billion, to $43.6 billion at December 31, 2017, from $41.0 billion at December 31, 2016, primarily reflecting an increase in Federal funds sold.

Accumulated other comprehensive income increased by $207 million during 2017, to $318 million at December 31, 2017, from $111 million at December 31, 2016, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of December 31, 2017, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 5.5%, exceeding the 4.0% requirement. The Bank had $6.8 billion in permanent capital, exceeding its risk-based capital requirement of $2.0 billion. Total retained earnings as of December 31, 2017, were $3.2 billion.

Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the fourth quarter of 2017 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $59 million, including $6 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the first quarter of 2018. The Bank expects to pay the dividend on March 15, 2018.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec. 31, 2017	Dec. 31, 2016
Total Assets	$123,385	$91,941
Advances	77,382	49,845
Mortgage Loans Held for Portfolio, Net	2,076	826
Investments[1]	43,570	40,986
Consolidated Obligations:
Bonds	85,063	50,224
Discount Notes	30,440	33,506
Mandatorily Redeemable Capital Stock	309	457
Capital Stock - Class B - Putable	3,243	2,370
Unrestricted Retained Earnings[2]	2,670	888
Restricted Retained Earnings[2]	575	2,168
Accumulated Other Comprehensive Income/(Loss)	318	111
Total Capital	6,806	5,537

Selected Other Data at Period End	Dec. 31, 2017	Dec. 31, 2016
Regulatory Capital Ratio[3]	5.51%	6.40%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
Net Interest Income	$143	$108	$567	$471
Other Income/(Loss)	(14)	82	78	485
Other Expense	54	46	224	158
Affordable Housing Program Assessment	8	17	45	86
Net Income	$67	$127	$376	$712

Selected Other Data for the Period
Net Interest Margin[4]	0.49%	0.46%	0.55%	0.52%
Operating Expenses as a Percent of Average Assets	0.14	0.18	0.14	0.16
Return on Average Assets	0.23	0.54	0.36	0.77
Return on Average Equity	4.02	9.27	6.21	13.63
Annualized Dividend Rate[5]	7.00	22.51	7.50	12.33
Average Equity to Average Assets Ratio	5.64	5.83	5.82	5.68

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
In July 2017, the Bank’s Board of Directors approved the transfer of all amounts classified as restricted retained earnings, other than the amounts related to the Joint Capital Enhancement Agreement, to unrestricted retained earnings.

3.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2017, was $6.8 billion.

4.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

5.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com